Exhibit 10.3

April 30, 2023

Mr. Nchacha Etta

Dear Nchacha,

On behalf of Randall Lipps, and Omnicell’s Board of Directors, Omnicell, Inc. (the “Company”) is pleased to offer you the role of Executive Vice President and Chief Financial Officer reporting directly to Randall Lipps as our Chairman, President, CEO and Founder. Your target start date for employment is tentatively planned for May 15th, which we will finalize by mutual agreement upon your acceptance of our offer.

Compensation & Annual Incentive Opportunity
Your bi-weekly salary will be $18,269.24 (less applicable taxes and other standard payroll deductions), which is an annual equivalent of $475,000.

You will also be eligible to receive a discretionary bonus under Omnicell’s MBO Bonus Plan (the MBO Plan), where your MBO Bonus Target will be 90% of your annual base salary (or $427,500 annually), where your actual payout “earned” (between 0% to 90% of your base salary paid to you during each quarter) will be determined based on your individual and company performance to be established each quarter, where if earned, will be paid out on a quarterly basis under the terms of the MBO Plan. Given that you will start in the middle of the second calendar quarter, your first opportunity to participate in the MBO Plan for 2023 will commence July 1, 2023, for MBO goals established and achieved for the third calendar quarter of 2023 under the terms of the MBO Plan.

You will also be eligible to participate in Omnicell’s Overachievement Bonus Plan (the Overachievement Plan) on a pro-rated basis for 2023, where the payout “earned” will be determined between 0% to 80% of your MBO Bonus Target outlined above (or up to $342,000 annually) based on Omnicell exceeding/overachieving certain “key” annual performance goals established by the Compensation Committee (the “Committee”) each year. Please note that any payout from Omnicell bonus plans is earned and paid solely at the discretion of Omnicell under the terms of each bonus plan.

One-Time Sign-on Awards (Cash & LTI)
We are also pleased to offer you a one-time, Cash Sign-on Bonus in the gross amount of $50,000.00 (less applicable taxes and other standard payroll deductions) payable to you within 30 days following your start date with the Company. In the unlikely event that you terminate your employment with Omnicell for any reason prior to being employed by the Company for a period of one year, you will be required to repay a prorated portion of your Cash Sign-on Bonus.

Omnicell Employment Offer for Nchacha Etta
April 30, 2023

Upon joining Omnicell, you will be awarded a one-time, New Hire LTI Equity Award that will be delivered to you in the form of 24,000 Omnicell Restricted Stock Units (or RSUs) that will be granted to you under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”) subject to approval by the Committee. So long as you join Omnicell on or before July 1, 2023, your New Hire LTI Equity Award will be granted to you upon approval by the Committee at their next meeting scheduled for July 26, 2023 (the “Grant Date”).

Once granted, 25% of your RSUs will vest on August 15, 2024 (following the one-year anniversary of your Grant Date). The remaining 75% of your RSUs will vest in equal amounts (approximately 6.25% of your RSU Award per quarter) over the subsequent 12 quarters (on each of November 15, February 15, May 15, and August 15 respectively) over the remaining 3 years.

Annual LTI Awards (50% Restricted Stock Units & 50% Performance Stock Units)
Also, so long as you join Omnicell on or before July 1, 2023, you are eligible to participate in Omnicell’s discretionary Annual LTI Equity Award program in effect for 2023. Your target Annual LTI Equity Award for 2023 will be delivered to you in the form of: (a) 15,000 Omnicell Restricted Stock Units (or RSUs), and (b) 15,000 Omnicell Performance Stock Units (or PSUs), where each award will be granted to you under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”) subject to approval by the Committee. Your 2023 Annual LTI Equity Award(s) will be granted to you upon approval by the Committee at their next meeting scheduled for July 26, 2023 (the “Grant Date”).

Regarding your 2023 Annual LTI Equity Award to be delivered in the form of 15,000 RSUs, once granted 25% of your RSUs will vest on August 15, 2024 (following the one-year anniversary of your Grant Date). The remaining 75% of your RSUs will vest in equal amounts (approximately 6.25% of your RSU Award per quarter) over the subsequent 12 quarters (on each of November 15, February 15, May 15, and August 15 respectively) over the remaining 3 years.

Regarding your 2023 Annual LTI Equity Award to be delivered in the form of 15,000 PSUs (your “Target PSU Award”) where you have an opportunity to “earn” between 0% to 200% of your Target PSU Award depending upon Omnicell’s results against the PSU performance metric (typically Omnicell’s Relative TSR percentile ranking performance vs. the NASDAQ Health Care Index measured over a one-year period) to be approved by the Committee. Once the 2023 PSU performance achieved is determined by the Committee, 25% of your PSUs “earned” will vest on your first vesting date (typically following the one-year anniversary of your Grant Date, as determined by the Committee). The remaining 75% of your PSUs “earned” will vest in equal amounts (approximately 6.25% of your PSUs “earned” per quarter) over the subsequent 12 quarters (on each of November 15, February 15, May 15, and August 15 respectively) over the remaining 3 years.

Please note that any Omnicell LTI Equity Award and its associated vesting is subject to your continued employment with the Company, the terms and conditions of the Plan, your underlying grant notices and Omnicell’s standard form of RSU/PSU Award Agreement for similarly situated employees of Omnicell.

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Nchacha Etta
April 30, 2023

General & Executive Benefit Programs
We offer competitive medical, dental and vision plans as well as term life, long- and short-term disability insurance coverage, and 401(k) plan. Details about these benefit programs are provided in our Employee Handbook and Summary Plan Descriptions, which are available for your review at www.omnicellbenefits.com. Omnicell reserves the right to change, modify or discontinue our compensation and benefit programs from time to time at its discretion, with or without notice.

As an Executive Officer of the Company, you will also be eligible to participate in the following Executive Benefit Programs: (1) a comprehensive Annual Executive Financial Planning program provided through AYCO, (2) a comprehensive Annual Executive Physical Program to be provided through a Medical Network of your choice, where the cost incurred will be reimbursed up to $6,000 per year, and (3) reimbursement for your legal fees incurred from the preparation of your various wills, trust and estate documents to be reimbursed up to $6,000 once every three years.

You are also eligible to participate in Omnicell’s Amended and Restated Severance Benefit Plan which provides certain benefits in the event of your involuntary termination without “Cause.” As an EVP and Section 16 Executive Officer, under the current plan you will be eligible to receive 12 months’ base salary as your cash severance benefit (plus two additional months’ cash severance benefit for each 5 years of service with the Company) plus a COBRA premium subsidy equal to your total months of cash severance and executive level outplacement services to be provided for a period of one year, where such benefits are subject to the terms and conditions of the plan.

Further, you will also be eligible to participate in Omnicell’s change of control severance benefits as set forth in our Change of Control Agreement. You are also eligible to receive Executive Officer Indemnity Protection under the terms of Omnicell’s Indemnity Agreement, each of which will be provided to you separately.

Employment Terms & Conditions
As an Executive Vice President you will be an “Exempt” employee eligible to take reasonable time off with pay under the Company’s flexible vacation policy. Generally, you will have no set guideline as to how much time off you will be permitted to take. However, with flexible vacation, there is no “unused” vacation time that will be carried over from one year to the next or be paid out upon termination. Our flexible vacation policy can be found at www.omnicellbenefits.com.

Employment at Omnicell is at-will employment, which means it may be terminated by you or by Omnicell at any time without liability and is acknowledged by you upon signing this offer letter. In addition, Omnicell may transition your position, duties, compensation, benefits, and work location from time to time at its discretion depending upon the growth needs and strategic direction of the Company.

This offer is contingent upon successful completion of background and reference checks, even where a start date of employment has been determined. Certain positions include a credit check as part of the background screening process. Please keep in mind the contingent nature of this offer when making any decisions regarding the timing of any notice of termination of any employment and/or other relationship, as applicable.

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Nchacha Etta
April 30, 2023

As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States. To complete the federally required verification form (I-9), we ask that you be prepared to provide your original document(s) within your first three days of employment. If you are not office based, you will be contacted via email regarding completion of your I-9. Documents may include a US Passport, birth certificate, Social Security Card, driver’s license, or Alien Registration Receipt Card.
As an Omnicell employee, you will be expected to abide by company policies and procedures and acknowledge in writing that you have read and will comply with the company’s Employee Handbook. As a condition of employment, you must read, sign, and comply with the Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In addition, as part of your duties for Omnicell, you may be assigned to work onsite with an Omnicell customer or otherwise to provide services to or interact with an Omnicell customer. Some of these customers have additional requirements that they impose upon individuals who work onsite at their facilities or who have access to patient health information, including, but not limited to, drug-testing, testing for various infectious diseases, attestation of various vaccinations and/or additional background/screening checks. If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be expected to fulfill these requirements as a condition of your continuing employment with Omnicell.

If you have any questions, please call me or Max Rocha, Vice President of Human Resources. Please note the above offer is good for a period of five (5) business days from the date of issue.

*    *    *    *    *    *    *    *    *    *    *
Again, we are very pleased to confirm your offer of employment to join Omnicell. We look forward to working with you in this exciting stage of our company’s development. We believe you will make significant contributions to Omnicell’s future success.

Sincerely,

Christine Mellon
EVP, Chief Administrative & People Officer Omnicell, Inc.

Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137

Omnicell Employment Offer for Nchacha Etta
April 30, 2023

To indicate your acceptance of the company’s offer, please e-sign and date this letter. You may keep the original copy of this letter. This letter, along with the Employee Proprietary Information and Inventions Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Company, Omnicell, set forth the terms of your employment with Omnicell and supersede any prior representations or agreements, whether written or oral. The documents listed above will be sent electronically through our onboarding system for your review. Should you want hard copies prior to signing your offer letter please let us know. This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you. The above offer is good for a period of five (5) business days from the date of issue.

I have read understood and agree to the terms and conditions of Omnicell’s employment offer:

/s/ Nchacha Etta	05/05/23
Nchacha Etta	Date
Omnicell, Inc. – 4220 North Freeway, Fort Worth, TX 76137